Exhibit 10.1

NATURAL HEALTH TRENDS CORP.

ANNUAL INCENTIVE PLAN

I.	Purposes

1.1

General. The purposes of the Natural Health Trends Corp. Annual Incentive Plan (the “Plan”) are to retain and motivate the Eligible Employees of Natural Health Trends Corp. (the “Company”) or any Parent or Subsidiary thereof who have been designated by the Committee to participate in the Plan for a specified Plan Year by providing them with the opportunity to earn financial rewards for their role in ensuring that the Company meets its objectives based upon the extent to which specified performance or other goals have been achieved or exceeded for an applicable Plan Year. The Plan aims to align the interests of the Eligible Employees with those of the Company’s stockholders. Additional definitions are contained in Article II and certain other Sections of the Plan.

1.2

Status of Compensation for “Covered Employees” as Qualified Performance-Based Compensation. Amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code may constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder to such Participants shall be so interpreted and construed to the maximum extent possible.

II.	Certain Definitions

2.1

“Annual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment based on the extent to which the applicable performance or other goals for a Plan Year have been satisfied. An Annual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

2.2

“Base Salary” shall mean a Participant’s rate of annual compensation for services performed for the Company, Parent or Subsidiary, as applicable, in effect on the first day of an applicable Plan Year. In computing Base Salary, only such compensation as would be includable in the Participant’s gross income for United States federal income tax purposes shall be included (including amounts excludable under Section 911 of the Code) or which would have been so includable if the Participant had been a United States citizen or resident; provided, however, that a Participant’s pre-tax elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement, qualified transportation fringe benefit plan, tax-sheltered annuity, and the amounts credited to a Participant under a non-qualified deferred compensation plan, each within the meaning of Treasury Regulation Section 1.280G-1, Q&A 21(a) shall be taken into account. For purposes of this definition, Parent and Subsidiary shall be defined by applying the applicable statutory references in Section 2.17 and 2.22, respectively, by replacing “more than 50%” with “at least 80%” where the former term appears.

2.3	“Beneficiary” shall mean the person designated by the Participant pursuant to the terms of Section 6.5 hereof to receive his or her benefits under the Plan in the event of the Participant’s death.

2.4	“Board” shall mean the Board of Directors of the Company.

2.5

“Cause” shall mean “cause” or words of similar import in the Participant’s written employment agreement with the Company, if any, and, in addition, shall include conduct, as determined by the Committee, involving one or more of the following:

(a)	gross misconduct or inadequate performance by the Participant which is injurious to the Company;

(b)	the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company;

(c)

the unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any non-competition or non-solicitation covenant or assignment of inventions obligation with the Company;

(d)

the commission of an act which constitutes unfair competition with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company;

(e)

the indictment of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the Participant’s ability to perform such obligations;

(f)	the commission of an act of fraud or breach of fiduciary duty which results in loss, damage or injury to the Company; or

(g)	the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause.

For purposes of this definition, “Company” shall be deemed to include any Parent or Subsidiary.

2.6

“Change in Control” shall mean the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company. Any determination by the Committee that a Change in Control has occurred shall be made in accordance with Treasury Regulation 1.409A-3(i)(5).

2.7

“Change in Control Termination” shall mean a Participant’s separation from service with the Company, Parent, or a Subsidiary involuntarily without Cause or on account of Good Reason during the period commencing on the date that is thirty (30) days prior to a Change in Control through and including the date that is eighteen (18) months following such Change in Control.

2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9

“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the New York Stock Exchange, Nasdaq, or such other principal national stock exchange on which the Common Stock is then traded, to constitute a compensation committee, and which consists of two or more members of the Board, each of whom may be an “outside director” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, in the case of any Annual Award Opportunity granted to any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall consist solely of two or more members of the Board who are “outside directors” within the meaning of such Section.

2.10	“Company” shall mean Natural Health Trends Corp. and any successor thereto.

2.11	“Common Stock” shall mean common stock of the Company, par value of $0.001 per share.

2.12

“Determination Period” shall mean, with respect to any Plan Year, a period commencing on or before the first day of the Plan Year and ending not later than the earlier of (i) 90 days after the commencement of the Plan Year and (ii) the date on which twenty-five percent (25%) of the Plan Year has been completed. Any action required to be taken within a Determination Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

2.13

“Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Whether the Participant has sustained a Disability shall be determined by the Committee in its sole discretion, but in good faith. For this purpose, the Committee may require the Participant to submit medical evidence of Disability; provided, however, that any such requirement shall comply with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

2.14	“Effective Date” shall mean January 1, 2014.

2.15	“Eligible Employee” shall mean an employee of the Company or any Parent or Subsidiary thereof, but only if the employee is reported as such in the payroll records of such entity.

2.16	“Good Reason” shall mean the occurrence of any one or more of the following events:

(a)	a material breach by the Company of its obligations under this Plan;

(b)

a material diminution in the Participant’s position or job duties, as set forth in the Participant’s written employment agreement with the Company, Parent or Subsidiary, as applicable, or other written documentation; or

(c)

any reduction in the Participant’s Base Salary, unless, with the agreement of the Company’s executive management, such reduction is part of a general, pro rata reduction in the incentive compensation plans for all employees and officers of the Company, Parent or Subsidiary, as applicable, implemented as a result of financial problems experienced by the Company, Parent or Subsidiary, as applicable; provided, however, that a Good Reason shall not exist involving any of the above until the Company, in the case of (a) above, or the Company, Parent or Subsidiary, as applicable, in the case of (b) or (c) above, has first failed to cure such breach, diminution of position or job duties or reduction in Base Salary, as applicable, within thirty (30) days of having been given written notice of the same by the Participant.

2.17	“Parent” shall mean a “parent corporation,” within the meaning of Section 424(e) of the Code, with respect to the Company.

2.18	“Participant” shall mean an Eligible Employee who is designated by the Company to participate in the Plan for a Plan Year, in accordance with Article III.

2.19	“Plan” shall mean the Natural Health Trends Corp. Annual Incentive Plan, as set forth herein, as it may be amended from time to time.

2.20	“Plan Year” shall mean each individual calendar year for which performance or other goals are established pursuant to Article IV.

2.21	“Retirement” shall mean the voluntary termination of the Participant at any time on or after attaining age 65.

2.22	“Subsidiary” shall mean a “subsidiary corporation,” within the meaning of Section 424(f) of the Code, with respect to the Company.

III.	Administration

3.1

General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Annual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defects and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2	Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)	to designate within the Determination Period the Participants for a Plan Year;

(b)	to establish within the Determination Period the performance goals and other terms and conditions that are to apply to each Participant’s Annual Award Opportunity;

(c)

to determine in writing prior to the payment under any Annual Award Opportunity that the performance goals for a Plan Year and other material terms applicable to the Annual Award Opportunity have been satisfied;

(d)

to reduce or eliminate, as of the end of the applicable Plan Year, based upon objective or subjective measures, the minimum or maximum amount to be paid to a Participant under any Annual Award Opportunity who has qualified for such minimum or maximum amount, provided, that such reduction does not result in an increase in the amount payable to another Participant under another Annual Award Opportunity;

(e)

to grant Annual Award Opportunities to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code based upon the attainment of performance goals that do not constitute “objective performance goals” within the meaning of Section 162(m) of the Code; and

(f)

to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3

Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the President of the Company or other executive officer of the Company as the Committee deems appropriate. Notwithstanding the foregoing, with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Plan Year, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Plan Year, (ii) establish performance goals and Annual Award Opportunities for such person, and (iii) certify the achievement of such performance goals. For purposes of the immediately preceding sentence, “Committee” shall mean two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code.

IV.	Performance Goals and Other Criteria

4.1	Establishing Performance Goals and Other Criteria.

(a)

Role of Committee. The Committee shall establish within the Determination Period of each Plan Year: (i) one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal and/or (ii) other criteria, including, but not limited to, performance criteria that do not satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2) or time vesting criteria, the satisfaction of which is required for the payment of an Annual Award Opportunity.

(b)

Performance Factors. Performance goals shall be based exclusively on one or more of the following objective Company (including any division or operating unit thereof) or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement, the attainment by a share of Common Stock of a specified fair market value for a specified period of time, earnings per share, earnings per share excluding non-recurring, special or extraordinary items, return to stockholders (including dividends), return on capital, return on total capital deployed, return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, revenue increase, distributor count, new distributor count, growth in distributor count, distributor retention rate, distributor attrition rate, repeat purchase rate, recurring revenue, recurring revenue increase, market share, cash flow or cost reduction goals, cash flow provided by operations, net cash flow, short-term or long-term cash flow return on investment, interest expense after taxes, return on investment, return on investment capital, economic value created, operating margin, gross profit margin, net profit margin, pre-tax income margin, net income margin, net income before or after taxes, pretax earnings before interest, depreciation and amortization, pre-tax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing.

(c)

Participants Who Are Covered Employees. With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, are likely to be covered employees at any time during the applicable Plan Year, an Annual Award Opportunity may be based only on performance factors that are compliant with the requirements of Treasury Regulation Section 1.162-27(e)(2). For this purpose, the factors listed in Section 4.1(b) shall be deemed to be compliant with the requirements of such Treasury Regulation.

(d)

Participants Who Are Not Covered Employees. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Plan Year, the performance or other goals established for the Plan Year may consist of any objective Company (including any division or operating unit thereof) or individual measures, whether or not listed in (b) above or whether or not compliant with the requirements of Treasury Regulation Section 1.162-27(e)(2). Without in any way limiting the generality of the foregoing, such performance goals may include subjective goals, the satisfaction of which shall be determined by the Committee, in its sole and absolute discretion. Performance or other goals with respect to an Annual Award Opportunity shall be subject to such other special rules and conditions as the Committee may establish at any time within the Determination Period.

(e)

Minimum and Maximum Award Amounts. Each Annual Award Opportunity that is based upon performance shall include minimum and maximum award amounts and set forth specific levels of performance required during the applicable Plan Year in order for the Participant to be eligible for payment of such amounts.

4.2

Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan for any given Plan Year shall be determined in accordance with generally accepted United States accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary or other nonrecurring or unusual items, or restructuring or impairment charges, as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Determination Period or as otherwise required under Section 162(m) of the Code.

V.	Annual Award Opportunities

5.1

Terms. At the time performance goals are established for a Plan Year, the Committee also shall establish an Annual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals and shall be communicated to the Participants in writing on or before the conclusion of the Determination Period. The targets shall be expressed in terms of an objective formula or standard which may, at the discretion of the Committee, be based upon the Participant’s Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Annual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made; provided, however, that no reduction or elimination of any such payment with respect to one Participant shall result in an increase in the amount payable under an Annual Award Opportunity granted to another Participant.

5.2

Distribution of Incentive Payments. Following the conclusion of each Plan Year, the Committee, based, to the extent applicable, on the Company’s audited financial statements for the Company’s taxable year in which such Plan Year ends, will certify in writing the extent to which the applicable performance goals for such Plan Year have been satisfied. Thereafter, payments under an Annual Award Opportunity shall, except as provided in Section 5.3, be made in cash in eleven (11) equal consecutive monthly installments commencing in February of the calendar year immediately following the conclusion of the Plan Year to which the Annual Award Opportunity relates.

5.3

Continuous Employment Requirement. Except as provided in this Section 5.3, to be eligible to receive a distribution under Section 5.2, a Participant must remain in a continuous employment or other service provider relationship with the Company, Parent, or a Subsidiary through both the conclusion of the Plan Year to which an Annual Award Opportunity relates and through the date on which each installment payment under Sections 5.2 is made. If the Participant separates from service for any reason other than on account of a Qualifying Termination Event (defined below), any Annual Award Opportunity granted to the Participant that remains undistributed shall be immediately and irrevocably forfeited in full.

(a)

In the event of the Participant’s separation from service with the Company, Parent, or a Subsidiary on account of death, due to Disability, involuntarily for a reason other than for Cause, voluntarily for Good Reason, due to Retirement, or upon a Change in Control Termination (each, a “Qualifying Termination Event”):

(i)	any Annual Award Opportunity granted to the Participant for the Plan Year during which he or she separates from service shall be immediately and irrevocably forfeited in full; and

(ii)

any Annual Award Opportunity applicable to a prior Plan Year, the performance goals for which were satisfied prior to the Participant’s Qualifying Termination Event but the proceeds of which remain undistributed, shall be paid to the Participant or, if applicable, the Participant’s Beneficiary(ies) in a single lump sum, net applicable withholding and other taxes, within 2-1/2 months following the Participant’s separation from service and as soon as administratively practicable after the Committee has certified in writing the extent to which the applicable performance goals for earning one or more Annual Award Opportunities have been satisfied.

(b)

Whether the Participant experienced a Qualifying Termination Event shall be determined by the Committee in its sole discretion, but in good faith. Whether a Participant has experienced a separation from service shall be interpreted by the Committee in accordance with Treasury Regulation 1.409A-1(h).

5.4

Excess Parachute Payments. Notwithstanding any provision of this Plan to the contrary, but subject to any conflicting provisions in any Participant’s employment agreement with the Company or any Parent or Subsidiary thereof, if, in connection with a Change in Control, an excise tax under Section 4999 of the Code would be imposed on the Participant in connection with an Annual Award Opportunity (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the Company shall pay to the Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any excise tax and any federal, state, or local income tax and excise tax upon the Gross-Up Payment, shall be equal to the amount that would have been distributable under this Article V but for the application of Section 4999 of the Code. For purposes of determining the amount of the Gross-Up Payment, that Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s personal residence, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the excise tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company at the time that the amount of such reduction in excise tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(d) of the Code. In the event that the excise tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined. The Company shall withhold the excise tax in accordance with Section 4999(c) of the Code, and shall withhold federal, state, and local income taxes from the Gross-Up Payment as required by law.

VI.	General

6.1

Amendment or Termination of Plan. The Committee may amend or terminate this Plan as it shall deem advisable, subject to Section 409A of the Code and any requirement of stockholder approval required by applicable law, rule, or regulation, including Section 162(m) of the Code. Notwithstanding any provision of this Plan to the contrary, if the Company has executed a definitive acquisition or similar agreement pursuant to which a Change in Control will occur upon the closing of the transaction(s) contemplated thereby, the Committee, in its sole discretion, may treat the execution of such agreement itself as triggering a Change in Control within the meaning of Section 2.5.

6.2

Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.3

Tax Withholding and Deductions. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local, foreign, or other taxes which may be required to be withheld or paid in connection with such award. It is intended that the Company’s contributions under the Plan will be deductible to the Company when benefits are received by the Participant under Section 404(a)(5) of the Code, and the Participant shall be taxed on the benefits upon actual receipt of payments under Section 61 of the Code. Notwithstanding anything to the contrary, if any payment under the Plan would result in the application of the deduction limit under Section 162(m)(1) of the Code, the Committee reserves the right to, in its discretion, reduce any payment under an Annual Award Opportunity to the extent necessary to prevent the application of Section 162(m) of the Code, provided, that such reduction does not result in an increase in the amount payable to another Participant under another Annual Award Opportunity.

6.4

No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any Parent or Subsidiary thereof Company, or affect in any manner the right of the Company, or any Parent or Subsidiary thereof to terminate the employment of any person at any time without liability hereunder.

6.5

Designation of Beneficiary. A Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.6

Governing Law. This Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.7	Other Plans. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.8

Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their Beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.1.

6.9

Clawback. By accepting an Annual Award Opportunity made under this Plan, each Participant agrees that the Company may recover some or all of the amounts paid with respect to an Annual Award Opportunity, or recoup some or all of the value thereof by offset from other amounts owed to the Participant by the Company or its subsidiaries, at any time during the three calendar years following payment hereunder, if and to the extent that the Committee determines that (a) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require; (b) the performance goals and other criteria required for the award were not met, or not met to the extent necessary to support the amount of the payment that was paid; or (c) the payment of the Annual Award Opportunity was based on the achievement of financial results, as reported in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, or other report filed with the Securities and Exchange Commission, that were subsequently the subject of a restatement due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws (other than as a result of a change in accounting principles). The right of recovery under this paragraph shall be subject to any general clawback policy that is or may be adopted by the Company, the terms of which shall be incorporated herein to the extent applicable.

IN WITNESS WHEREOF, the Company has cause this Plan to be executed on the date written below, to be effective as of the 1st day of January, 2014.

NATURAL HEALTH TRENDS CORP.

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

Date: ________________________________________